SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 14, 2003

FRISCH’S RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

OHIO

(State or other jurisdiction of incorporation or organization)

1-7323	31-0523213

(Commission File Number)	(I.R.S. Employer Identification No.)

2800 GILBERT AVENUE, CINCINNATI, OHIO	45206

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 513-961-2660

Item 12.    Results of Operations and Financial Condition.

See the attached press release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FRISCH’S RESTAURANTS, INC.
(registrant)

DATE         July 14, 2003

BY /s/ DONALD H. WALKER
Donald H. Walker Vice President—Finance and Principal Financial Officer

Company Contact:

Donald H. Walker Vice President-Finance and CFO Frisch’s Restaurants, Inc. (513) 559-5202	Bill Roberts, CTC (937) 434-2700 Wayne Buckhout, CTC (937) 434-2700

Frisch’s Reports Record Sales and Earnings for Fiscal 2003

Earnings up 23% on 11% Increase in Revenues

FOR IMMEDIATE RELEASE

Cincinnati, OH, July 14, 2003—Frisch’s Restaurants, Inc. (Amex: FRS) reported record sales and earnings for the year ended June 1, 2003.

Revenues rose 11% to $234,911,000, from $211,758,000 for the year ended June 2, 2002. Net earnings for the year rose 23% to $9,778,000 compared to $7,971,000 last year. Earnings per share increased 23% to $1.95 from $1.59 last year. All per-share amounts are stated on a diluted basis.

For the twelve week fourth quarter of the current fiscal year, revenues rose 12% to $58,060,000 from $51,741,000 in last year’s fourth quarter. Net earnings for the quarter rose to $3,063,000 from $2,022,000 last year. Earnings per share for the quarter were $.61, compared to $.40 a year ago.

Craig F. Maier, President and Chief Executive Officer, said, “Big Boy, our flagship restaurant brand, enjoyed a same store sales increase of 4.3% for the fourth quarter and 2.2% for the entire year. We have now had six consecutive years of same store sales increases in our Big Boy restaurants. We have also had quarterly same store sales increases in 22 out of the last 23 quarters.

“Our Golden Corrals continued to post very strong sales during the year. Our development program remains on track. We had twenty Golden Corrals in operation at fiscal year end. Three more will open by the end of the summer, including one that opens today on the west side of Cincinnati. Last year at fiscal year end we had sixteen Golden Corrals in operation.”

Frisch’s Restaurants, Inc. is a regional company that operates and licenses others to operate full service family-style restaurants under the name of Frisch’s Big Boy, and operates grill buffet-style restaurants under the name Golden Corral under certain licensing agreements. All restaurants currently operated by the Company are located in various regions of Ohio, Kentucky and Indiana. The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service mark in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS

(In thousands, except per share data)

	Year Ended		Twelve Weeks Ended
	June 1, 2003	June 2, 2002	June 1, 2003	June 2, 2002
Sales	$233,679	$210,434	$57,794	$51,430
Other	1,232	1,324	266	311

Total revenue	234,911	211,758	58,060	51,741
Cost of sales
Food and paper	76,452	69,995	19,314	16,875
Payroll and related	81,004	73,811	19,745	18,139
Other operating costs	48,643	42,237	11,305	10,393

	206,099	186,043	50,364	45,407
Administrative and advertising	12,121	11,062	2,826	2,677
Impairment of long-lived assets	(810)	—	—	—
Interest	2,800	2,420	661	577

Total costs and expenses	220,210	199,525	53,851	48,661

Earnings before income tax	14,701	12,233	4,209	3,080
Income taxes	4,923	4,262	1,146	1,058

Net earnings	$9,778	$7,971	$3,063	$2,022

Earnings per share (EPS) of common stock:
Basic net earnings per share	$1.98	$1.61	$.62	$.41

Diluted net earnings per share	$1.95	$1.59	$.61	$.40

Diluted average shares outstanding	5,023	5,013	5,029	5,019

Depreciation included above	$10,973	$9,551	$2,584	$2,334

Opening expense included above	$949	$1,775	$74	$456

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	June 1, 2003	June 2, 2002
Assets
Current assets
Cash and equivalents	$1,133	$671
Receivables	1,277	1,168
Inventories	3,825	3,585
Other current assets	3,574	2,063

	9,809	7,487
Property and equipment	116,768	107,719
Other assets
Goodwill & other intangible assets	1,828	1,740
Property held for sale and land investments	2,802	2,991
Other	7,429	9,398

	12,059	14,129

	$138,636	$129,335

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$9,474	$9,358
Accrued expenses	7,407	6,675
Other	6,865	6,318

	23,746	22,351
Long-term obligations
Long-term debt	34,260	35,905
Other long-term obligations	10,864	9,849

	45,124	45,754
Shareholders’ equity	69,766	61,230

	$138,636	$129,335